Exhibit 99.2

EDDIE BAUER COMPLETES ASSET SALE TO GOLDEN GATE CAPITAL

– Eddie Bauer Well-Positioned for the Future –

SEATTLE, August 4, 2009 – Eddie Bauer Holdings, Inc. (OTC Pink Sheets: EBHIQ) announced today that it has completed the previously announced sale of its assets and operations to Golden Gate Capital for $286 million in cash. With the closing, Eddie Bauer will operate as a newly formed company, will continue to serve its customers as usual, and will be better positioned for future success.

Eddie Bauer will have the benefit of a much stronger balance sheet, little or no long-term debt and a substantially lower cost structure. Golden Gate Capital has indicated its support for management and their strategy of refocusing the brand on its rich outdoor heritage. Eddie Bauer plans to maintain the substantial majority of its stores and employees. Under Golden Gate’s ownership, Eddie Bauer will benefit from having a well-capitalized partner with extensive expertise in multi-channel specialty retail.

Neil Fiske, President and Chief Executive Officer of Eddie Bauer, said, “We are delighted to have Golden Gate Capital as our partner in building Eddie Bauer as a great American brand. Golden Gate has a proven track record and knows our industry well. We will benefit immensely from the value and capability they will bring to Eddie Bauer. With key new product launches slated for Fall and Holiday, a healthy balance sheet and a lower cost structure, we will be well positioned to grow Eddie Bauer. This is an excellent result for our people, our customers, our business partners and the communities we serve. We look forward to an exciting new chapter in the Eddie Bauer story.”

Stefan Kaluzny, Managing Director of Golden Gate Capital, commented, “We are very pleased to acquire the Eddie Bauer operations and to partner with the existing management team in continuing to restore and rebuild this iconic brand. Eddie Bauer has extraordinary assets in the form of its management team, its brand and its nearly century old relationship with consumers in North America and abroad. The Eddie Bauer name stands for quality, value and the spirit of the American outdoors. We are committed to supporting the Eddie Bauer management team’s relentless pursuit of those attributes on behalf of its millions of loyal customers.”

Mr. Kaluzny added, “The acquisition of Eddie Bauer is an important milestone in the development of Golden Gate Capital’s consumer-oriented investments. Since 2003, we have completed 20 acquisitions of multi-channel retail and consumer products companies. In the apparel market, Eddie Bauer joins Express, J. Jill and Orchard Brands, which together give us terrific scale and a rich understanding of vertically integrated multi-channel retailing. Together these companies have sales of $4 billion, 1,250 stores representing nearly 10 million square feet of retail space and rapidly growing e-commerce and direct sales operations in excess of $1.5 billion. While each of our portfolio companies operates independently, we believe our scale and partnership with our management teams will power each of the individual companies and the portfolio to greater and greater success.”

Additional information on Eddie Bauer’s sale process is available on the Company’s website at http://investors.eddiebauer.com.

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells outerwear, apparel and accessories for the active outdoor lifestyle. The Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 371 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com. Eddie Bauer participates in a joint venture in Japan and has licensing agreements across a variety of product categories.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with approximately $9 billion of assets under management. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including corporate divestitures, leveraged buyouts, and recapitalizations. Golden Gate has a deep experience base in specialty retailing and direct marketing. Investments include specialty apparel retailers Express, J. Jill, and Orchard Brands (the leading direct marketer to Americans over the age of 55). Golden Gate also has investments in Lexicon Marketing (the leading direct marketer to U.S. Hispanics), Macaroni Grill (the nation’s second largest Italian casual dining chain) and Apogee (the country’s second largest for-profit thrift store chain). For additional information, visit www.goldengatecap.com and www.orchardbrands.com.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” qualifiers such as “preliminary”, and similar expressions. Forward-looking statements are not guarantees of future events, and the Company can provide no assurance that such statements will be realized. Forward-looking statements contained in this press release are based on estimates and assumptions, which assumptions and estimates may prove to be inaccurate, and involve risks and uncertainties. Actual results may differ from those contemplated by such forward-looking statements as a result of a variety of factors, including changes in consumer confidence and consumer spending patterns, and other risks identified in the periodic reports of Eddie Bauer Holdings, Inc. filed pursuant to the Securities Exchange Act of 1934, as amended, including the Company’s Annual Report on Form 10-K for the period ended January 3, 2009 and quarterly report on Form 10-Q for the period ended April 4, 2009. The information contained in this release is as of August 4, 2009, and except as required by law, the Company undertakes no obligation to update any of these forward-looking statements.

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